Exhibit 4.19

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the common stock, $0.01 par value per share (the “Common Stock”), of Boyd Gaming Corporation (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

Description of Common Stock

The following is a brief description of the common stock, $0.01 par value per share (the “Common Stock”), of Boyd Gaming Corporation (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

Description of Common Stock

General

The following summary of the material features of our Common Stock and certain provisions of Nevada law do not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, the Nevada Revised Statutes (“NRS”) and other applicable law. Copies of our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws have been filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 3.1 and Exhibit 3.2, respectively, to our Annual Report on Form 10-K. All of our outstanding Common Stock are validly issued, fully paid and non-assessable.  Our Common Stock is listed on the New York Stock Exchange and trades under the symbol “BYD.”

Common Stock

Dividend rights

Subject to provisions of the NRS and to any future rights which may be granted to the holders of any series of our preferred stock, dividends are paid on our Common Stock when and as declared by our board of directors. We are subject to certain limitations regarding the payment of dividends, such as restricted payment limitations contained in our credit facility and the indentures for our outstanding notes.

Voting rights

Each holder of shares of our Common Stock is entitled to one vote per share on all matters submitted to a vote of our common stockholders. Holders of our Common Stock are not entitled to cumulative voting rights. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. Our Amended and Restated Articles of Incorporation does not provide for a classified Board of Directors; all directors of the Company are elected annually.

Restrictions

Each holder of shares of our Common Stock will be subject to and comply with any rules, regulations and any other laws which we or any of our subsidiaries or partnerships must comply with in connection with our gaming business, and each share of our Common Stock will be subject to redemption at its then fair market value as determined by our board of directors if necessary to comply with the rules, regulations and laws of our gaming business.

Our Amended and Restated Articles of Incorporation provide that as long as we remain either a holding company or an intermediary holding company subject to the statutes, regulations, rules, ordinances, orders or interpretations (the “Gaming Laws”) of any gaming authority (the “Gaming Authorities”), all securities issued by us shall be held subject to the applicable provisions of such Gaming Laws. Not by way of limitation, if we become, and so long as we remain, either a holding company or an intermediary holding company subject to regulation under the Indiana Riverboat Gambling Act (the “Indiana Act”) or any other Gaming Authority which has similar requirements, all securities issued by us shall be held subject to the condition that if a holder thereof is found to be disqualified by the Indiana Gaming Commission pursuant to the Indiana Act, or any other Gaming Authority which has similar requirements, such holder shall, at the election of the Corporation, either: (i) sell any or all of such securities to us at the Redemption Price (defined below); or (ii) otherwise dispose of such holder’s interest in us, all within 30 days following our receipt of notice (the “Notice Date”) of the holder’s disqualification. The Redemption Price shall be the lesser of (i) the lowest closing sale price of the such securities between the Notice Date and the date 30 days after the Notice Date or (ii) such holder’s original purchase price for such securities. The disqualified holder will also be responsible for and will pay all costs associated by us in connection with the disposition or redemption of securities, including but not limited to attorneys fees. Promptly following the Notice Date, we shall either deliver such written notice along with our election personally to the disqualified holder or shall mail it to such holder at the address shown on our records, or use any other reasonable means to provide notice. Our failure to provide notice to a disqualified holder after making reasonable efforts to do so shall not preclude us from exercising our rights. If any disqualified holder fails to dispose such holder’s securities within 30 days following the Notice Date, we, by action of our board of directors, may redeem such securities at the lesser of (i) the lowest closing sale price of such securities between the Notice Date and the date 30 days after the Notice Date or (ii) such holder’s original purchase price for such securities. So long as we are a “publicly traded holding company” as defined in the Indiana Act, commencing on the Notice Date, it shall be unlawful for the disqualified holder to: (i) receive any dividends or interest upon any securities issued by us held by such holder; (ii) exercise, directly or through any trustee or nominee, any right conferred by such securities; or (iii) receive any remuneration in any form, for services rendered or otherwise, from us or any of our subsidiaries that holds a casino license.

Liquidation

If the Company is liquidated, holders of our Common Stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of our liabilities and the preferential rights of any of our preferred stock that may be outstanding at that time.

No preemptive or similar rights

The holders of our Common Stock do not have any preemptive, conversion or redemption rights by virtue of their ownership of the Common Stock.

Limitation on Rights of Holders of Common Stock – Preferred Stock

The rights of holders of Common Stock may be materially limited or qualified by the rights of holders of preferred shares that we may issue in the future.

Our Amended and Restated Articles of Incorporation authorizes our Board of Directors, without further stockholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock. Shares of our preferred stock may be issued in one or more series, and our board of directors is authorized to determine the designation and to fix the number of shares of each series. Our board of directors is further authorized to fix and determine the dividend rate, premium or redemption rates, conversion rights, voting rights, preferences, privileges, restrictions and other variations granted to or imposed upon any wholly unissued series of our preferred stock. The Company may amend from time to time our Amended and Restated Articles of Incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of our shares of Common Stock entitled to vote.

Prior to the issuance of shares of a series of preferred stock, our board of directors will adopt resolutions and file a certificate of designation with the Secretary of State of the State of Nevada. The certificate of designation will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

•	voting rights, if any, of the preferred stock;

•	any rights and terms of redemption;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative, and if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

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the terms and conditions, if applicable, upon which the preferred stock will be convertible into Common Stock, another series of preferred stock, or any other class of securities being registered hereby, including the conversion price (or manner of calculation) and conversion period;

•	the provision for redemption, if applicable, of the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;
•	liquidation preferences;

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any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Certain Anti-Takeover Matters

Amended and Restated Articles of Incorporation and Amended and Restated Bylaw Provisions

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage an unsolicited takeover of our company if our board of directors determines that such a takeover is not in the best interests of our company and stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire us or remove incumbent management even if some or a majority of our stockholders deemed such an attempt to be in their best interests, including those attempts that might result in a premium over the market price for the shares of our Common Stock held by stockholders.

Our Amended and Restated Bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. We may reject a stockholder proposal or nomination that is not made in accordance with such procedures. In addition, our Amended and Restated Bylaws provide that:

•	stockholders owning not less than 66 2/3% of our entire capital stock that is issued, outstanding and entitled to vote may cause a special meeting of stockholders to be called; and

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our bylaws may be altered, amended or repealed at any regular meeting of the stockholders (or at any special meeting thereof duly called for such purpose) by the affirmative vote of holders of at least 66 2/3% of our entire capital stock that is issued, outstanding and entitled to vote.

Our Amended and Restated Articles of Incorporation provide that a director may not be removed from office without cause unless by the vote of the holders of 66 2/3% or more of the outstanding shares of our Common Stock entitled to vote. Our Amended and Restated Articles of Incorporation also contain the redemption provisions discussed above under “—Common Stock—Restrictions” which could have the effect of discouraging certain attempts to acquire us.

Nevada Takeover Statutes

Nevada’s Combination with Interested Stockholders Statute and Control Share Acquisition Statute may both have the effect of delaying or making it more difficult to effect a change in control of our company.

The Combination with Interested Stockholders Statute prevents an “interested stockholder” and an applicable Nevada corporation from entering into a “combination,” unless certain conditions are met. A “combination” means any merger or consolidation with an “interested stockholder” or affiliate or associate of an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” or affiliate or associate of an “interested stockholder”:

•	having an aggregate market value equal to more than 5% of the aggregate market value of the assets of the corporation;

•	having an aggregate market value equal to more than 5% of the aggregate market value of all of the outstanding voting shares of the corporation; or

•	representing more than 10% of the earning power or net income, determined on a consolidated basis, of the corporation.

An “interested stockholder” means (i) the beneficial owner of 10% or more of the voting shares of the corporation or (ii) an affiliate or associate of the corporation who at any time within 2 years immediately prior to the date in question was the beneficial owner of 10% or more of the voting shares of the corporation. A corporation may not engage in a “combination” within two years after the interested stockholder acquired his shares unless the combination meets all of the requirements of the articles of incorporation of the corporation and (x) the combination or the purchase of shares made by the interested stockholder was approved by the board of directors before the interested stockholder acquired such shares or (y) the combination is approved by the board of directors and, at or after that time, the combination is approved at an annual or special meeting of the stockholders of the corporation representing at least 60% of the outstanding voting power of the corporation not beneficially owned by interested stockholders or affiliates or associates thereof. If such approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated if the combination meets all of the requirements of the corporation’s articles of incorporation and (a) the combination or the transaction in which the person became an interested stockholder was approved by the board of directors before the person became an interested stockholder, (b) if it is approved at an annual or special meeting of the stockholders of the corporation by a majority of the voting power held by disinterested stockholders, or (c) if the consideration to be paid by the interested stockholder for disinterested shares of common and preferred stock, as applicable, is at least equal to the highest of:

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The highest price per share paid by the interested stockholder, at a time when the interested stockholder was the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding voting shares of the corporation, for any common shares of the same class or series acquired by the interested stockholder within 2 years immediately before the date of announcement with respect to the combination or within 2 years immediately before, or in, the transaction in which the person became an interested stockholder, whichever is higher, plus, in either case, interest compounded annually from the earliest date on which the highest price per share was paid through the date of consummation at the rate for one-year obligations of the United States Treasury in effect on that earliest date, less the aggregate amount of any dividends paid in cash and the market value of any dividends paid other than in cash, per common share since that earliest date.

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The market value per common share on the date of announcement with respect to the combination or on the date that the person first became an interested stockholder, whichever is higher, plus interest compounded annually from that date through the date of consummation at the rate for one-year obligations of the United States Treasury in effect on that date, less the aggregate amount of any dividends paid in cash and the market value of any dividends paid other than in cash, per common share since that date.

Nevada’s Control Share Acquisition Statute prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s disinterested stockholders. The Control Share Acquisition Statute specifies three thresholds: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, and (iii) a majority or more, of the outstanding voting power in the election of directors. Once an acquiror crosses one of the above thresholds, those shares in the immediate offer or acquisition and those shares acquired within 90 days become Control Shares (as defined in the statute) and those Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Control Share Acquisition Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares. Our board is required to notify such stockholders within 10 days after the vote of the stockholders that they have the right to receive the fair value of their shares in accordance with statutory procedures established generally for dissenter’s rights.

Limitation of Liability and Indemnification Matters

Article IX of our Amended and Restated Articles of Incorporation and Article 10 of our Amended and Restated Bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Nevada law. We also have entered into indemnification agreements with our executive officers and directors and provide indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act.